Exhibit 99

FOR IMMEDIATE RELEASE

For Additional Information Contact:	AirNet Systems, Inc.	InvestQuest, Inc.
	Gary Qualmann	Bob Lentz
	(614) 532-4072	(614) 876-1900

AIRNET SYSTEMS, INC. ANNOUNCES

FIRST QUARTER RESULTS

COLUMBUS, Ohio (May 10, 2004) AirNet Systems, Inc. (NYSE: ANS) today reported net sales increased 9.2% to a record $40.5 million for the three months ended March 31, 2004 compared to $37.1 million the prior year.  Strong growth in Passenger Charter and Express revenues were partially offset by lower Bank services revenues.  Revenues increased in each segment on a sequential quarter basis.  Net income improved to $316,000 for the first quarter of 2004 from $297,000 for the first quarter of 2003.  Net income per diluted share was $0.03 for both periods.

Joe Biggerstaff, Chairman, President and Chief Executive Officer, commented, “Our strategy to diversify our revenue and customer base by providing premium aviation services in select markets continues.  We are pleased with the growth in Express services and Passenger Charter revenues for the first quarter of 2004 compared to last year.  New customers are being added and increased opportunities are being identified in the life sciences, aerospace and entertainment markets, and among individuals and businesses seeking quality passenger charter services.”

Mr. Biggerstaff continued, “The outlook in the Bank market is influenced by mixed messages from our customers as each bank seeks to respond to changes in electronic and physical check presentment processes by pursuing a solution most appropriate for their financial institution.  We continue to work closely with all of our customers to provide them with a range of premium services to meet their changing needs.”

First Quarter Results

Bank services revenues declined 1.9% to $25.8 million for the first quarter of 2004 from $26.3 million the prior year.  The reduction in cancelled check volume was partially offset by additional services, including proof of deposit and interoffice mail delivery, the Company is providing to its bank customers.  There was one more weekday flying day in the first quarter of 2004 compared to the prior year, which was partially offset by one less weekend this year compared to the first quarter of 2003.

Express services revenues increased 19.8% to $10.8 million for the first quarter of 2004 from $9.0 million last year.  Shipments rose 10% compared to the first quarter of 2003, which was primarily attributable to increased penetration in the

Company’s target markets, which include life sciences, aerospace and entertainment markets.  Express services revenues increased to 27% of total net revenues for the first quarter of 2004 from 24% a year ago.

Passenger Charter services revenues more than doubled to $3.7 million for the first quarter of 2004 from $1.4 million a year ago.  This was due to increased utilization in conjunction with additional aircraft added during the past year in response to growth opportunities.  At March 31, 2004, there were eleven aircraft (six Learjet 60 and five Learjet 35) dedicated to Passenger Charter compared to seven aircraft (two Learjet 60 and five Learjet 35) on the same date last year.  Passenger Charter services revenues rose to 9% of total revenues for the first quarter of 2004 compared to 4% a year ago.  These revenues were included as part of Aviation services revenues through the third quarter of 2003.

Total costs and expenses increased $3.4 million or 9.4% for the first quarter of 2004, reflecting the strong growth in Express services and Passenger Charter services.  Total hours flown rose 2% for the quarter versus a year ago due to significant growth in the number of Passenger Charter flights.  This resulted in higher pilot, maintenance, fuel, and insurance costs related to additional aircraft compared to the same period last year.  Fuel costs rose $0.6 million for the first quarter of 2004 compared to the prior year primarily due to the increase in hours flown.  Amounts related to the Company’s fuel surcharge program are recorded as revenue.  The 10% growth in Express shipment volume contributed to a $0.9 million increase in ground courier costs.  Express shipments have higher ground costs on a per shipment basis than Bank shipments.  Additionally, depreciation expense was $0.7 million higher for the first quarter of 2004 than a year ago due to the addition of two Learjet 60 aircraft for Passenger Charter compared to the first quarter of 2003 and adjustments to the scheduled depreciation of the Company’s fleet and engine salvage values.

Outstanding Debt

The Company had $42.5 million of total outstanding debt at March 31, 2004 versus $37.8 million at year-end 2003.  The Company’s purchase of a Learjet 60 during the first quarter of 2004 was partially offset by payments to reduce debt outstanding as of March 31, 2004.

AirNet Systems, Inc.

AirNet Systems, Inc. is a premier provider of aviation services including time-critical small package delivery and Passenger

Charter services.  AirNet operates AirNet Express, an integrated national air transportation network that provides expedited air transportation services for banks and time-critical small package shippers in more than 100 cities nationwide.  Passenger Charter services are provided to individuals and businesses through Jetride, Inc, a wholly-owned subsidiary.  The Company owned 121 aircraft and managed or leased four aircraft at March 31, 2004, located strategically throughout the United States.  AirNet’s cargo fleet departs most cities several hours after other major package delivery companies.  To find out more, visit AirNet’s website at www.airnet.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained in this Form 10-Q, the matters discussed, including, but not limited to, information regarding future economic performance and plans and objectives of AirNet’s management, are forward-looking statements that involve risks and uncertainties. When used in this document, the words “believe”, “anticipate”, “estimate”, “expect”, “intend”, “may”, “plan”, “project” and similar expressions are intended to be among statements that identify forward-looking statements.  Such statements involve risks and uncertainties including, but not limited to, the following which could cause actual results to differ materially from any forward-looking statement: potential regulatory changes by the Federal Aviation Administration (“FAA”), which could increase the regulation of AirNet’s business, or the Federal Reserve, implementation of the Check Clearing Act of the 21st Century, or similar legislation, which could change the competitive environment of transporting canceled checks; adverse weather conditions; potential declines in the values of aircraft in AirNet’s fleet and any related asset impairment charges; the ability to successfully market the passenger charter business in light of global changes in the commercial airline industry; potential changes in locally and federally mandated security requirements; increases in aviation fuel costs not fully offset

(more)

by AirNet’s fuel surcharge program; potential cost overruns associated with the construction of a new facility; changes in check processing and shipment patterns of bank customers; acts of war and terrorist activities; the acceptance of AirNet’s time-critical service offerings within targeted Express markets; technological advances and increases in the use of electronic funds transfers; as well as other economic, competitive and domestic and foreign governmental factors affecting AirNet’s markets, prices and other facets of its operations.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.  Please refer to Item 7 of the Annual Report on Form 10-K for the fiscal year ended

December 31, 2003 for additional details relating to risk factors that could affect AirNet’s results and cause those results to differ materially from those expressed in forward-looking statements.

AirNet Systems, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2004	2003

NET REVENUES (in thousands, except per share data):
Air transportation revenues:
Delivery services:
Bank services	$25,832	$26,323
Express services	10,798	9,010
Total delivery services revenues	36,630	35,333
Passenger Charter services	3,650	1,439
Aviation services	191	304
Total net revenues	40,471	37,076

COSTS AND EXPENSES
Wages and benefits	6,345	6,211
Aircraft fuel	5,536	4,942
Aircraft maintenance	3,191	3,381
Contracted air costs	3,071	2,807
Ground courier	7,142	6,266
Depreciation	4,889	4,192
Insurance, rent and landing fees	2,564	2,244
Travel, training and other	2,560	2,178
Selling, general and administrative	3,959	3,931
Net loss on disposition of assets	292	—
Total costs and expenses	39,549	36,152

Income from operations	922	924

Interest expense	367	402
Income from continuing operations before income taxes and cumulative effect of accounting change	555	522
Provision for income taxes	239	203
Income from continuing operations	$316	$319

Loss from discontinued operations, net of taxes	$—	$(22)

Net income	$316	$297

Income per common share - basic and diluted
Continuing operations	$0.03	$0.03
Discontinued operations	—	—
Net income per share - basic and diluted	$0.03	$0.03

Weighted average shares outstanding
Basic	10,048	10,117
Diluted	10,081	10,120

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